Exhibit 99.1

Meridian Waste Solutions Executes Agreement to Sell its Solid Waste Management Assets

Transaction Valued in Excess of $90 Million

Eliminates $87 Million of Debt

Remaining Assets Expected to Generate $3 Million Pre-Tax Income in 2018

ATLANTA, GA (Globe Newswire) – February 19, 2018: Meridian Waste Solutions, Inc. (NASDAQ: MRDN) (“Meridian” or the “Company”), an innovative technology company, today announced its execution of a definitive agreement to sell the equity interest of its wholly-owned subsidiaries that house its Solid Waste Group to Warren Equity Partners Fund II in exchange for approximately $87 million in debt assumption and $3 million in cash.

Plan to Reduce Indebtedness and Focus Growth Areas

Meridian’s business has historically been comprised of its solid waste collection, transfer and disposal services. However, the Company recently began to shift its focus to growth of its innovative technology units, including biomass, and healthcare technology services, within which the Company has identified several compelling additional acquisition opportunities for value creation at rates that are disproportionately greater than the Company’s solid waste business.

While the solid waste business has driven much of the Company’s growth to date, the associated debt burden (approximately $95 million), the liquidity required to service that debt (approximately $11 million per year), and the substantial capital expenditure needs of the business, restrict the Company’s ability to allocate capital to new and more profitable initiatives.

“We were able to scale and grow our solid waste unit very rapidly, but the associated debt burden and cash needs were a bottleneck in restricting our access to cost-effective sources of growth capital,” said Jeff Cosman, the Company’s Chief Executive Officer. “Thus we developed a strategic plan to reduce debt and improve margins and liquidity in ways that are accretive to the Company’s value, thereby enabling the Company to access and use more growth capital at improved rates of return. The removal of this debt and capital needs provides us the flexibility to pursue higher growth opportunities to grow at a much faster pace in our innovative technology, biomass and technology groups.”

Moving Forward

“After closing on the sale of our solid waste group, we intend to re-brand the public company as Attis Innovations and currently believe that our remaining assets can generate approximately $3 million in pre-tax earnings (versus previous years of net losses) in 2018, or approximately $0.15 per common share,” continued Cosman. “We also believe that reducing our debt load by more than 90% paves the way for us to aggressively pursue several acquisitions that we’re currently evaluating. We believe that by removing this debt bottleneck, we are placing ourselves in a much stronger position for all of our stakeholders, including our shareholders.”

About Meridian Waste Solutions, Inc.

Meridian Waste Solutions, Inc. (NASDAQ: MRDN) is a company defined by our commitment to servicing our customers with unwavering respect, fairness and care. We are focused on finding and implementing solutions for the resource needs and challenges of our customers with a fundamental objective to seek rewarding solutions through technology and innovation. Our healthcare division centers on creating community-based synergies through collaborations and software solutions. Our innovation division (www.attisinnovations.com) strives to create value from recovered resources. For more information, visit www.mwsinc.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” “would” or similar words. You should consider these statements carefully because they discuss our plans, targets, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. These statements are subject to certain risks, uncertainties, and assumptions, including, but not limited to, risks and uncertainties relating to the Company's ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company's products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies, the requirement to satisfy closing conditions to the solid waste business transaction (the “Transaction”) as set forth in the purchase agreement, including the outcome of any legal proceedings that may be instituted against seller parties and others related to the transaction; the ability to retain certain key employees of Meridian; the ability of Meridian to manage and pay its current debt service and meet its liquidity needs, including paying amounts due under the its current credit facility and Meridian’s other debt obligations; the consequences of a termination of the purchase agreement for the Transaction, including the ability of Meridian to pay any amounts due related to the termination fee and/or buyer’s expenses; the ability of Meridian to continue to meet the listing requirements of NASDAQ; the ability of Meridian to execute on a business plan that permits the technologies and innovations businesses to provide sufficient growth, revenue, liquidity and cash flows for sustaining Meridian’s go-forward business, including but not limited to Meridian’s ability to service any debt that remains as part of obligations of Meridian related to its credit agreement after the closing under the purchase agreement, the risk associated with the buyer’s rights to termination under the purchase agreement, including but not limited to is financing condition and its rights to continued due diligence; the risk related to any claims for indemnification under the purchase agreement and the risks identified and discussed under the caption “Risk Factors” in the Meridian Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Securities and Exchange Commission (the “SEC”) on April 17, 2017 and amended on May 31, 2017 and the other documents Meridian files with the SEC from time to time. There will be events in the future, however, that Meridian is not able to predict accurately or control. Meridian’s actual results may differ materially from the expectations that Meridian describes in its forward-looking statements. Factors or events that could cause Meridian’s actual results to materially differ may emerge from time to time, and it is not possible for Meridian to accurately predict all of them. Any forward-looking statement made by Meridian in this press release speaks only as of the date on which Meridian makes it. Meridian undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Media and Investors Contact:

Hayden IR

ir@meridianwastesolutions.com

(917) 658-7878